Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CoreWeave, Inc. of our report dated January 22, 2025, except for the effects of the stock split described in Note 1 as to which the date is March 19, 2025, relating to the consolidated financial statements of CoreWeave, Inc., appearing in the Registration Statement (No. 333-285512) on Form S-1, as amended, and related Prospectus of CoreWeave, Inc.

/s/ RSM US LLP

Minneapolis, Minnesota

March 27, 2025